Exhibit 10.71

November 10, 2008

Anesiva, Inc.

650 Gateway Boulevard

So. San Francisco, CA 94080

Attn: Jean-Frederic Viret

Dear Mr. Viret:

We refer to the Loan and Security Agreement dated as of September 30, 2008, (as the same may from time to time have been amended, restated, or otherwise modified, the “Loan Agreement”) among Anesiva, Inc., a Delaware corporation (“Borrower”) and Compass Horizon Funding Company LLC, (“Horizon”), CIT Healthcare LLC, (“CIT”), and Oxford Finance Corporation (“Oxford”; together with Horizon and CIT, each individually, a “Lender” and collectively, the “Lenders”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Borrower has advised Lenders that it intends to repay all amounts due and owing under the Loan Agreement and has requested that Lenders provide Borrower with appropriate pay-off amounts for the principal, interest, and other amounts owing by Borrower to Lenders under the Loan Documents (as defined below) (such amounts, collectively, the “Obligations”). The pay-off amounts due to Lenders from Borrower as of November 10, 2008 (the “Computation Date”) under the Loan Documents are as follows (collectively, together with any additional interest accruing after the Computation Date that must be repaid by Borrower, the “Pay-Off Amount”):

Oxford Pay-Off Amounts:

Promissory Note dated 09/30/08
Principal	$10,000,000.00
Interest (per diem $3,602.78)	$36,027.78
End of Term Payment	$400,000.00
Legal Fees	$12,953.17

Total Amount Owing	$10,448,980.95

Total Oxford Pay-Off Amount as of 11/10/08 $10,448,980.95

CIT Pay-Off Amounts:

Promissory Note dated 09/30/08
Principal	$6,666,667.00
Interest (per diem $2,401.85)	$24,018.52
End of Term Payment	$266.666.68

Total Amount Owing	$6,957,352.20

Total CIT Pay-Off Amount as of 11/10/08 $6,957,352.20

Horizon Pay-Off Amounts:

Promissory Note dated 09/30/08
Principal	$3,333,333.00
Interest (per diem $ 1,200.93)	$12,009.26
End of Term Payment	$133,333.32

Total Amount Owing	$3,478,675.58

Total Horizon Pay-Off Amount as of 11/10/08 $3,478,675.58

From and after the Computation Date and until the Pay-Off Date (as defined below), interest shall continue to accrue on the unpaid principal amount at the rate set forth in the Loan Agreement. Upon request of Borrower, Lenders shall provide Borrower with a revised figure for the amount of interest to be paid as a part of the Pay-Off Amount. The foregoing accrued interest amount assumes no change in the operative interest rates after the date hereof. The foregoing principal balance assumes (1) no additional credit extensions under the Loan Agreement, and (2) that collections received by Lenders in the normal course of business from the account debtors of the Borrower are cleared by their respective banks. Borrower agrees to indemnify Lenders for any and all checks or drafts returned to Lenders by its banks as having been dishonored, for whatever reason. Promptly following receipt by Lenders of any dishonored checks or drafts, regarding the Borrower, Lenders will forward copies of the same to Borrower, and Borrower will, within five (5) business days, make payment of the amount of said checks or drafts to Lenders.

This letter agreement confirms that Borrower has waived the right to seek any such additional credit extensions, and Lenders shall not be obligated to make, and Lenders shall not make, any further credit extensions or other financial accommodations under the Loan Agreement to or for the benefit of Borrower.

The Oxford Pay-Off Amount shall be wired to Oxford as follows:

The CIT Pay-Off Amount shall be wired to CIT as follows:

The Horizon Pay-Off Amount shall be wired to Horizon as follows:

Effective immediately upon Lenders’ receipt of payment in full in cash of the Pay-Off Amount (the date of Lenders’ receipt of the Pay-Off Amount being the “Pay-Off Date”), without further action on the part of the parties hereto (i) all indebtedness and obligations of Borrower to Lenders under the Loan Agreement and any other related loan and collateral security documents, (collectively, the “Loan Documents”) shall be paid and discharged in full; provided, however that the Loan Documents shall not include the Warrants, and the Warrants shall remain in full force and effect in accordance with their terms; (ii) all unfunded commitments to make credit extensions or financial accommodations to Borrower or any other person under the Loan Agreement shall be terminated; (iii) all security interests and other liens of every type at any time granted to or held by Lenders as security for such indebtedness shall be terminated, and (iv) all other obligations of Borrower under the Loan Documents shall be deemed terminated; provided, however, those that are expressly specified in any Loan Document as surviving that respective agreement’s termination, including without limitation, Borrower’s indemnity obligations set forth in the Loan Agreement; and provided, further, that to the extent that any payments or proceeds (or any portion thereof) received by Lenders shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that the payment or proceeds is rescinded or must otherwise be restored by Lenders, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the Obligations or part thereof which were intended to be satisfied shall be revived and continue to be in full force and effect, as if the payment or proceeds had never been received by Lenders, and this letter shall in no way impair the claims of Lenders with respect to the revived Obligations. Notwithstanding the foregoing, should Lenders receive payment of the Pay-Off Amount in the form of a check made payable to Lenders, the Pay-Off Date shall be the date that is ten (10) Business Days following Lenders’ receipt of such check.

Within 5 business days following the Pay-Off Date, Lenders shall (i) file (1) all UCC-3 Termination Statements to terminate all UCC Financing Statements in Lenders’ favor with respect to Borrower and any of Borrower’s property or assets and any third party and any of its property or assets that guarantied the Obligations or provided collateral security therefore; and (2) any other documents necessary to release or terminate any lien with respect to Borrower’s intellectual property or other property or assets; and (ii) deliver notices to terminate any deposit or securities account control agreements relating to any assets in which Borrower or any other party has pledged a security interest to Lenders to secure the obligations arising under the Loan Documents. All such agreements, documents, and instruments which are requested by Borrower to be delivered or filed by Lenders on or after the Pay-Off Date shall be prepared at no cost or expense to Lenders; provided, that any costs or expenses incurred by Lenders with respect to such items (including all reasonable attorneys’ fees) shall be reimbursed promptly by Borrower on demand.

[signature page follows]

This letter agreement shall be governed by the laws of the State of New York and shall become effective only when signed by Lenders and accepted by Borrower by its due execution in the space provided below.

Very truly yours,

OXFORD FINANCE CORPORATION		COMPASS HORIZON FUNDING COMPANY LLC

By:	/s/ John G. Henderson	By: By:	Horizon Technology Finance LLC, its adviser /s/ Gerald A. Michaud
Name: Title:	/s/ John G. Henderson VP & General Counsel	Name: Title:	Gerald A. Michaud President

CIT HEALTHCARE LLC

By:	/s/ Alisa Micarelli
Name: Title:	Alisa Micarelli SVP

Acknowledged by:

ANESIVA, INC.

By:	/s/ Jean Viret
Name: Title:	Jean Viret VP & CFO

Date: 11/10/08

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